Exhibit 107

Calculation of Filing Fee Tables

Form S-1

(Form Type)

Nubia Brand International Corp.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee (2)	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to Be Paid	Equity	Units	457(a)	1,150,000 (1)	10.00	11,500,000 (1)	$0.0000927	1,066.05
	Equity	Common Stock underlying Units	457(g)	1,150,000	—	—	—	—
	Equity	Warrants	457(g)	575,000	—	—	—	—

(1)	Represents only the additional number of securities being registered and includes 150,000 units, consisting of 150,000 shares of Class A common stock and 75,000 warrants, which may be issued upon exercise of a 45-day option granted to the underwriters to cover over-allotments, if any. Does not include the securities that the Registrant previously registered on the Registration Statement on Form S-1 (File No. 333-261114).
(2)	The Registrant previously registered securities having a proposed maximum aggregate offering price of $115,000,000 on its Registration Statement on Form S-1, as amended (File No. 333-261114) which was declared effective by the Securities and Exchange Commission on March 10, 2022. In accordance with Rule 462(b) under the Securities Act of 1933, as amended, an additional number of securities having a proposed maximum offering price of $11,500,000 is hereby registered, which includes securities issuable upon the exercise of the underwriters’ over-allotment option.